Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Eric Amig

April 29, 2010
(212) 441-6807
Brian Finnegan
(212) 441-6877

FEDERAL HOME LOAN BANK OF NEW YORK

ANNOUNCES FIRST QUARTER 2010 OPERATING HIGHLIGHTS

New York, New York – The Federal Home Loan Bank of New York (the “Bank”) today released its unaudited financial highlights as of and for the quarter ended March 31, 2010.

After reporting record earnings for 2009, the Bank’s performance returned to a more traditional level in the first quarter of 2010 as the Bank earned $53.6 million in net income, a decrease of $94.5 million, or 64 percent, from net income of $148.1 million for the first quarter of 2009. The reduction in earnings was driven by the advances portfolio declining from near record balances early in 2009 and the cost of the Bank’s funding, especially the short-term borrowings, returning to spreads to LIBOR that are close to those that existed before the credit crisis. In addition, the change in net income for the first quarter of 2010 versus the first quarter of 2009 demonstrated the impact of fair value accounting, with significant gains from interest rate swaps designated in economic hedges, caps and fair value option accounting in 2009 turning into losses in 2010.  Net income for the first quarter of 2009 also benefited from $19.1 million in prepayment fees received from members who prepaid advances prior to their contractual maturities; such fees were not significant in 2010.

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“After a record year in 2009, we have seen advance levels return to a pre-crisis norm,” said Alfred A. DelliBovi, President and CEO of the Federal Home Loan Bank of New York. “The Federal Home Loan Bank of New York continues to perform well and serve the community lending institutions of New Jersey, New York, Puerto Rico and the U.S. Virgin Islands. At both the local and national levels, this partnership continues to play a vital role in the ongoing economic turnaround.”

As of March 31, 2010, total assets were $107.2 billion, a decrease of $7.2 billion, or 6%, from total assets of $114.5 billion at December 31, 2009, and a decrease of $21.2 billion, or 17 percent, from total assets of $128.4 billion as of March 31, 2009. The decrease in total assets from both dates was primarily a result of a decrease in advances of $5.5 billion, or 6%, from December 31, 2009, and $15.6 billion, or 15 percent, from March 31, 2009. This decrease in member demand for advances was driven by high deposit levels at member institutions, low loan demand by the Bank’s members’ customers, and the continued availability of more attractively priced sources of funding. The remainder of the decrease in total assets was in investments, particularly short-term investments from March 31, 2009.

As of March 31, 2010, total capital was $5.4 billion, a decrease of $227 million, or 4%, from $5.6 billion at December 31, 2009, and a decrease of $447 million, or 8 percent, from $5.8 billion as of March 31, 2009. The lower capital is largely due to the decline in the amount of capital stock held by Bank members – a decline attributable to the reduction in the level of member advances. The Bank’s level of unrestricted retained earnings as of March 31, 2010 was $672 million. The ratio of unrestricted retained earnings to total assets is the highest since the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, which substantially changed the Federal Home Loan Bank System and, as a result, the Federal Home Loan Bank of New York. At March 31, 2010, the Bank met all of its regulatory capital-to-assets ratios and liquidity requirements.

Attached are preliminary unaudited Statements of Condition as of March 31, 2010 and 2009 and December 31, 2009, as well as Statements of Income for the quarters ended March 31, 2010 and March 31, 2009. The Bank expects to submit its first quarter 2010 Form 10-Q to the Securities and Exchange Commission by May 14, 2010.

Federal Home Loan Bank of New York
The Federal Home Loan Bank of New York is a Congressionally chartered, $107 billion, wholesale Bank. It is part of the Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The Federal Home Loan Bank of New York serves 330 community lenders in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Home Loan Bank is to advance housing opportunity and local community development by maximizing the capacity of community-based member-lenders to serve their markets.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.